UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2007
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-28298 (Commission File No.)	94-3154463 (IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On April 13, 2007, Edward F. Kenney, our Executive Vice President and Chief Commercial Officer, announced his retirement from Onyx Pharmaceuticals, or Onyx, effective December 31, 2007.
     In connection with Mr. Kenney’s retirement, we have entered into a retirement agreement with Mr. Kenney, dated April 13, 2007, pursuant to which Mr. Kenney will retire as an employee and officer of Onyx effective December 31, 2007. Under the agreement, Onyx has granted Mr. Kenney retirement benefits, beginning on January 1, 2008, of 12 months of base salary, less standard withholdings and deductions, payable over Onyx’s standard payroll periods, together with up to 12 months of premiums necessary to continue his current health insurance coverage. Mr. Kenney will be eligible under the agreement to receive a bonus for 2007. Under the agreement, Mr. Kenney has also agreed to provide up to 40 hours per month of consulting services to Onyx for 15 months following the effective date of his retirement, at an hourly rate of $400. Outstanding Onyx stock options and stock bonus awards granted to Mr. Kenney will continue to vest through the consulting period, and vested stock options will be exercisable for 90 days following the termination of the consulting period. In connection with the agreement, Mr. Kenney will grant a release in favor of Onyx.
     The above summary of Mr. Kenney’s retirement agreement is qualified in its entirety by reference to the full text of the retirement agreement, which will be filed as an exhibit to Onyx’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

     Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONYX PHARMACEUTICALS, INC.
Dated: April 17, 2007	By:	/s/ Gregory W. Schafer
Gregory W. Schafer
Vice President and Chief Financial Officer